Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-193221) of PowerShares DB Multi-Sector Commodity Trust of our report dated March 6, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting of PowerShares DB Base Metals Fund, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 6, 2015